Filed Pursuant to Rule 433
                                                          File No. 333-137620-12


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR(R) on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

                         THE SERIES 2007-7 CERTIFICATES

                  Initial       Pass-
                 Principal     Through
    Class       Balance(1)      Rate                 Principal Types              Interest Types(2)         CUSIP
------------------------------------------------------------------------------------------------------------------------
Offered
Certificates
Class A-1     $2,130,000,000   6.000%    Senior, Pass-Through                   Fixed Rate               94985J AA8
Class A-2        $50,000,000   6.000%    Super Senior, Sequential Pay           Fixed Rate               94985J AB6
Class A-3     $1,004,577,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AC4
Class A-4        $40,000,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AD2
Class A-5        $89,088,000   6.000%    Super Senior, Planned Amortization     Fixed Rate               94985J AE0
Class A-6        $40,834,000   6.000%    Super Senior, Planned Amortization     Fixed Rate               94985J AF7
Class A-7        $40,813,000   6.000%    Super Senior, Planned Amortization     Fixed Rate               94985J AG5
Class A-8        $50,000,000     (2)     Senior, Companion                      Floating Rate            94985J AH3
Class A-9(3)     $15,131,919     (2)     Senior, Companion, Exchangeable REMIC  Inverse Floating Rate    94985J AJ9
Class A-10        $8,556,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AK6
Class A-11          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AL4
Class A-12          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AM2
Class A-13          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AN0
Class A-14          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AP5
Class A-15          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AQ3
Class A-16          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AR1
Class A-17          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AS9
Class A-18          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AT7
Class A-19          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AU4
Class A-20          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AV2
Class A-21          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AW0
Class A-22          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AX8
Class A-23          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AY6
Class A-24          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J AZ3
Class A-25          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BA7
Class A-26          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BB5
Class A-27          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BC3
Class A-28          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BD1
Class A-29          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BE9
Class A-30          $476,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BF6
Class A-31          $480,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BG4
Class A-32        $5,000,000   5.750%    Senior, Sequential Pay                 Fixed Rate               94985J BH2
Class A-33        $5,000,000   6.250%    Senior, Sequential Pay                 Fixed Rate               94985J BJ8
Class A-34       $78,423,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BK5
Class A-35        $6,000,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BL3
Class A-36       $55,051,810   6.000%    Super Senior, Lockout                  Fixed Rate               94985J BM1
Class A-37        $2,030,000   6.000%    Super Senior Support, Lockout          Fixed Rate               94985J BN9
Class A-38      $673,178,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BP4
Class A-39       $92,978,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BQ2
Class A-40       $37,976,756   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BR0
Class A-41        $3,610,000   6.000%    Super Senior Support, Lockout          Fixed Rate               94985J BS8
Class A-42        $1,000,000   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J BT6
Class A-43       $40,791,515     (2)     Senior, Companion                      Floating Rate            94985J BU3
Class A-44      $200,000,000   6.000%    Super Senior, Pass-Through             Fixed Rate               94985J BV1
Class A-45        $1,660,000   6.000%    Super Senior Support, Lockout          Fixed Rate               94985J BW9
Class A-46        $1,660,000   6.000%    Super Senior Support, Lockout          Fixed Rate               94985J BX7
Class A-47        $8,100,000   6.000%    Super Senior Support, Lockout          Fixed Rate               94985J BY5
Class A-48        $2,260,000   6.000%    Super Senior Support, Lockout          Fixed Rate               94985J BZ2
Class A-49      $180,000,000   6.000%    Senior, Lockout                        Fixed Rate               94985J CA6
Class A-50(3)    $15,131,919   0.000%    Senior, Companion, Exchangeable        Principal Only           94985J CB4
Class A-51(3)       (4)          (2)     Senior, Notional Amount, Exchangeable  Inverse Floating         94985J CC2
                                                                                Rate, Interest Only
Class A-PO       $35,148,529   0.000%    Senior, Ratio Strip                    Principal Only           94985J CD0
Class A-R               $100   6.000%    Senior, Sequential Pay                 Fixed Rate               94985J CE8
Class B-1       $114,752,000   6.000%    Subordinated                           Fixed Rate               94985J CF5
Class B-2        $30,601,000   6.000%    Subordinated                           Fixed Rate               94985J CG3
Class B-3        $20,401,000   6.000%    Subordinated                           Fixed Rate               94985J CH1
Non-Offered
Certificates
Class B-4        $10,200,000   6.000%    Subordinated                           Fixed Rate               94985J CJ7
Class B-5         $5,100,000   6.000%    Subordinated                           Fixed Rate               94985J CK4
Class B-6        $10,200,785   6.000%    Subordinated                           Fixed Rate               94985J CL2

-------------------
(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC Certificates represents the initial principal balance of such class prior to any exchanges. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.
(2) The following table describes the methodology for determining the pass-through rate for the floating rate and inverse floating rate certificates.

                          Initial Pass-              Pass-Through               Minimum       Maximum Pass-
Class                     Through Rate               Rate Formula          Pass-Through Rate   Through Rate
------------------- ------------------------------------------------------------------------------------------
Class A-8                     5.82%                 LIBOR + 0.500%              0.500%            7.000%
Class A-9                     7.08%              39.000% - (6 x LIBOR)          0.000%           39.000%
Class A-43                    5.82%                 LIBOR + 0.500%              0.500%            7.000%
Class A-51                    1.18%                 6.500% - LIBOR              0.000%            6.500%

-------------------
(3) Each of these classes is exchangeable, in combination with other classes or individually as specified in Schedule I, for certain other class or classes of certificates.
(4) The Class A-51 Certificates are interest only certificates and have no principal balance. The initial notional amount is expected to be approximately $90,791,514. The initial notional amount shown for a class of exchangeable certificates represents the approximate maximum initial notional amount of such class. The maximum initial notional amount of a class of exchangeable certificates represents the maximum notional amount that could be issued in an exchange.

   Allocation of Amount to be Distributed on the Class A Non-PO Certificates


   The allocation of the Class A Non-PO Principal Distribution Amount to the Class of Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred.

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

   first, to the Class A-R Certificates; and

   second, concurrently, as follows:

      (a) approximately 47.8074341176%, concurrently, to the Class A-1 and Class A-44 Certificates, pro rata; and

      (b) approximately 52.1925658824%, sequentially, as follows:

            (i) concurrently, to the Class A-36, Class A-37, Class A-41, Class A-45, Class A-46, Class A-47, Class A-48 and Class A-49 Certificates, pro rata, up to the Priority Amount for such Distribution Date;

            (ii) concurrently, as follows:

               (A) approximately 52.4166891436%, sequentially, as follows:

                  (1) to the Class A-3 Certificates;

                  (2) concurrently, as follows:

                     (a) approximately 25.5855247335%, to the Class A-2 Certificates;

                     and

                     (b) approximately 74.4144752665%, sequentially, as follows:

                        (i) concurrently, as follows:

                           (aa) approximately 5.6913576734%, to the Class A-35 Certificates; and

                           (bb) approximately 94.3086423266%, sequentially as follows:

                              (I) sequentially, to the Class A-11, Class A-12, Class A-13, Class A-14, Class A-15, Class A-16, Class A-17, Class A-18, Class A-19, Class A-20, Class A-21, Class A-22, Class A-23, Class A-24, Class A-25, Class A-26, Class A-27, Class A-28, Class A-29, Class A-30 and Class A-31 Certificates;

                              (II) concurrently, to the Class A-32 and Class A-33 Certificates, pro rata; and

                              (III) concurrently, to the Class A-34 and Class A-42 Certificates, pro rata; and

                        (ii) to the Class A-4 Certificates;

               (B) approximately 12.4583302719%, sequentially, as follows:

                  (1) sequentially, to the Class A-5, Class A-6 and Class A-7 Certificates, up to the PAC Principal Amount for such Distribution Date;

                  (2) concurrently, to the Class A-8, Class A-9 and Class A-43 Certificates, pro rata; and

                  (3) sequentially, to the Class A-5, Class A-6, Class A-7 and Class A-10 Certificates; and

               (C) approximately 35.1249805845%, sequentially, to the Class A-38, Class A-39 and Class A-40 Certificates; and

            (iii) concurrently, to the Class A-36, Class A-37, Class A-41, Class A-45, Class A-46, Class A-47, Class A-48 and Class A-49 Certificates, pro rata.

   The "PAC Principal Amount" for any Distribution Date means the amount, if any, that would reduce the sum of the Principal Balances of the Class A-5, Class A-6 and Class A-7 Certificates (the "PAC Group" or "PAC Certificates") to the percentage of the initial aggregate Principal Balance of PAC Group shown in the table appearing in Appendix A with respect to such Distribution Date.

   The "Priority Amount" for any Distribution Date means the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the sum of the Scheduled Principal Amount and the Unscheduled Principal Amount.

   The "Priority Percentage" means the sum of the Principal Balances of the Class A-36, Class A-37, Class A-41, Class A-45, Class A-46, Class A-47, Class A-48 and Class A-49 Certificates divided by the Aggregate Non-PO Principal Balance.

   The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Percentage.

   The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Prepayment Percentage.

   The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                                                        Shift
                    Distribution Date Occurring In                   Percentage
-------------------------------------------------------------------- ----------
June 2007 through May 2012                                                   0%
June 2012 through May 2013                                                  30%
June 2013 through May 2014                                                  40%
June 2014 through May 2015                                                  60%
June 2015 through May 2016                                                  80%
June 2016 and thereafter                                                   100%


   Calculation and Allocation of Amount to be Distributed on the Classes of Exchangeable Certificates

   In the event that all or a portion of the Exchangeable REMIC Certificates is exchanged for a proportionate portion of the Exchangeable Combination, such Exchangeable Combination will receive its proportionate share of the principal distributions otherwise payable on a Distribution Date to the Exchangeable REMIC Certificates. Such amount will then be distributed to the Class A-50 Certificates on such Distribution Date.

   Any amounts of principal distributed on a Distribution Date to the Class A-50 Certificates will be allocated among the outstanding Certificates of such Class pro rata in accordance with their respective Percentage Interests.

                                   SCHEDULE I

                              EXCHANGEABLE SCHEDULE

----------------------------------------------------------------------------------------------
       Exchangeable REMIC Certificates                   Exchangeable Certificates
       -------------------------------                   -------------------------
----------------------------------------------------------------------------------------------
                            Maximum Initial                               Maximum Initial
      Exchangeable       Principal Balance or       Exchangeable       Principal Balance or
      REMIC Class         Notional Amount (1)       Combination         Notional Amount (1)
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
       Class A-9              $15,131,919            Class A-50             $15,131,919

----------------------------------------------------------------------------------------------
                                                     Class A-51             $90,791,514
----------------------------------------------------------------------------------------------

(1) Exchangeable REMIC Certificates and Exchangeable Certificates in the above combination may be exchanged only in the proportion that the Maximum Initial Principal Balance or Maximum Initial Notional Amount of each indicated Class bear to one another as shown above.

Appendix A

Planned Principal Balances as Percentages of Initial Aggregate Principal Balance

PAC Group
                                                    Percentage of
                                                  Initial Aggregate
         Distribution Date                        Principal Balance
         -----------------                        -----------------
Up to and Including January 2008                       100.00000000
February 2008                                           99.49302277
March 2008                                              98.94315267
April 2008                                              98.35064845
May 2008                                                97.71579845
June 2008                                               97.03892047
July 2008                                               96.32036145
August 2008                                             95.56049730
September 2008                                          94.75973253
October 2008                                            93.91849997
November 2008                                           93.03726041
December 2008                                           92.11650217
January 2009                                            91.15674071
February 2009                                           90.15851815
March 2009                                              89.12240278
April 2009                                              88.04898854
May 2009                                                86.93889449
June 2009                                               85.79276418
July 2009                                               84.61126509
August 2009                                             83.39508796
September 2009                                          82.14495259
October 2009                                            80.86159910
November 2009                                           79.58742591
December 2009                                           78.32236858
January 2010                                            77.06636313
February 2010                                           75.81934602
March 2010                                              74.58125415
April 2010                                              73.35202491
May 2010                                                72.13159607
June 2010                                               70.91990587
July 2010                                               69.71689300
August 2010                                             68.52249654
September 2010                                          67.33665603
October 2010                                            66.15931143
November 2010                                           64.99040312
December 2010                                           63.82987189
January 2011                                            62.67765897
February 2011                                           61.53370598
March 2011                                              60.39795497
April 2011                                              59.27034838
May 2011                                                58.15082907
June 2011                                               57.03934031
July 2011                                               55.93582573
August 2011                                             54.84022941
September 2011                                          53.75249578
October 2011                                            52.67256969
November 2011                                           51.60039636
December 2011                                           50.53592142
January 2012                                            49.47909084
February 2012                                           48.42985102
March 2012                                              47.38814871
April 2012                                              46.35393104
May 2012                                                45.32714551
June 2012                                               44.36468462
July 2012                                               43.40942649
August 2012                                             42.46131989
September 2012                                          41.52031400
October 2012                                            40.58635834
November 2012                                           39.65940279
December 2012                                           38.73939759
January 2013                                            37.82629332
February 2013                                           36.92004091
March 2013                                              36.02059164
April 2013                                              35.12789713
May 2013                                                34.24190935
June 2013                                               33.38109822
July 2013                                               32.52680278
August 2013                                             31.67897630
September 2013                                          30.83757241
October 2013                                            30.00254509
November 2013                                           29.17384860
December 2013                                           28.35143754
January 2014                                            27.53526686
February 2014                                           26.72529179
March 2014                                              25.92146789
April 2014                                              25.12375105
May 2014                                                24.33209745
June 2014                                               23.61666013
July 2014                                               22.91642010
August 2014                                             22.23107530
September 2014                                          21.56032948
October 2014                                            20.90389206
November 2014                                           20.26147805
December 2014                                           19.63280792
January 2015                                            19.01760753
February 2015                                           18.41560798
March 2015                                              17.82654556
April 2015                                              17.25016163
May 2015                                                16.68620253
June 2015                                               16.20557513
July 2015                                               15.73500247
August 2015                                             15.27428211
September 2015                                          14.82321554
October 2015                                            14.38160818
November 2015                                           13.94926924
December 2015                                           13.52601169
January 2016                                            13.11165217
February 2016                                           12.70601094
March 2016                                              12.30891176
April 2016                                              11.92018188
May 2016                                                11.53965194
June 2016                                               11.22650959
July 2016                                               10.91922398
August 2016                                             10.61768643
September 2016                                          10.32179025
October 2016                                            10.03143074
November 2016                                            9.74650513
December 2016                                            9.46691252
January 2017                                             9.19255391
February 2017                                            8.92333209
March 2017                                               8.65915169
April 2017                                               8.39991906
May 2017                                                 8.13356633
June 2017                                                7.87235379
July 2017                                                7.61618401
August 2017                                              7.36496143
September 2017                                           7.11859224
October 2017                                             6.87698441
November 2017                                            6.64004765
December 2017                                            6.40769331
January 2018                                             6.17983446
February 2018                                            5.95638576
March 2018                                               5.73726347
April 2018                                               5.52238546
May 2018                                                 5.31167108
June 2018                                                5.10504124
July 2018                                                4.90241831
August 2018                                              4.70372614
September 2018                                           4.50888996
October 2018                                             4.31783647
November 2018                                            4.13049368
December 2018                                            3.94679100
January 2019                                             3.76665915
February 2019                                            3.59003013
March 2019                                               3.41683725
April 2019                                               3.24701505
May 2019                                                 3.08049932
June 2019                                                2.91722702
July 2019                                                2.75713635
August 2019                                              2.60016661
September 2019                                           2.44625830
October 2019                                             2.29535299
November 2019                                            2.14739338
December 2019                                            2.00232324
January 2020                                             1.86008738
February 2020                                            1.72063168
March 2020                                               1.58390302
April 2020                                               1.44984928
May 2020                                                 1.31841932
June 2020                                                1.18956297
July 2020                                                1.06323101
August 2020                                              0.93937514
September 2020                                           0.81794795
October 2020                                             0.69890297
November 2020                                            0.58219455
December 2020                                            0.46777795
January 2021                                             0.35560926
February 2021                                            0.24564537
March 2021                                               0.13784403
April 2021                                               0.03216374
May 2021 and thereafter                                  0.00000000